GADSDEN GROWTH PROPERTIES, INC.

CERTIFICATE OF CORRECTION

OF

ARTICLES OF AMENDMENT AND RESTATEMENT

Gadsden Growth Properties, Inc., a Maryland corporation, having its principal office at 7 St. Paul Street, Suite 820, Baltimore, MD 21202 (hereinafter referred to as the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

1. Gadsden Grow Properties, Inc. filed Articles of Amendment and Restatement with the Maryland State Department of Assessments and Taxation on November 9, 2016.

2. Section 4.02 of the Articles of Amendment and Restatement is hereby corrected to read as follows:

“SECTION 4.02 Class(es) of Directors. There shall be only one (1) class of directors.”

3. The undersigned acknowledges this Certificate of Correction to Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties of perjury.

IN WITNESS WHEREOF, on July 19, 2017 , the Corporation has caused this Certificate of Correction to Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and Director and attested by its Secretary and Director.

GADSDEN GROWTH PROPERTIES, INC.

By:	/s/ John E. Hartman
Name:	John E. Hartman
Title:	Chief Executive Officer and
Director

ATTESTED TO:

/s/ B. J. Parrish
Name:	B. J. Parrish
Title:	Secretary and Director